                                                                      EXHIBIT 99


                                PLD TELEKOM INC.

                                     PROXY
                        SOLICITED BY MANAGEMENT FOR THE

                        SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON FEBRUARY 27, 1997

The undersigned appoints Mr. James R.S. Hatt, or failing him, Mr. Clayton A. Waite, (or instead of either of the foregoing
 ______________________________________ ) as proxy, with power of substitution, to attend and vote for the undersigned at the special meeting of shareholders to be held at Toronto on February 27, 1997 and any adjournment thereof:


(a) FOR [ ] or AGAINST [ ] a special resolution authorizing the Company to (i) continue the Company as a Delaware corporation ("PLD Delaware") under the Delaware General Corporation Law (the "DGCL") and simultaneously discontinue the Company's existence in Ontario under the Business Corporations Act (Ontario) (the "OBCA") (the "Continuance"); (ii) approve the Certificate of Incorporation of PLD Delaware (the "Certificate of Incorporation"), which will be filed with the Secretary of State of the State of Delaware along with a Certificate of Domestication (together with the Certificate of Incorporation, the "Delaware Filings") as part of the Continuance; (iii) authorize the Company to apply to the Director under the OBCA for authorization to continue (the "OBCA Authorization"), file the OBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director under the OBCA and (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders; and


(b) on such amendments or variations to the foregoing matters and on such other business as may properly come before the meeting.

This proxy revokes any proxy previously given.

DATED ________________________________ , 1997

--------------------------------------------------------------------------------
                           (Signature of Shareholder)

NOTES:

(1) The shares represented by this proxy instrument will be voted or withheld from voting in accordance with instructions contained therein. In the absence of such instructions, such shares will be voted FOR all resolutions as stated in the Management Information Circular accompanying this proxy.

(2) This proxy confers authority for the above-named person to vote in his discretion with respect to amendments or variations to the matters identified in the notice of the meeting accompanying this proxy instrument or other matters which may properly come before the meeting.

(3) Each shareholder has the right to appoint a person to represent him at the meeting other than the persons specified above. Such right may be exercised by inserting in the blank space provided the name of the person to be appointed who need not be a shareholder of the Company.

(4) Please sign exactly as your name appears on the proxy and date the proxy. If the shareholder is a corporation, its corporate seal should be affixed hereto.

(5) If not dated, this proxy is deemed to bear the date on which it was sent to the shareholder.